CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

HOUSTON AMERICAN ENERGY CORP.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

Houston American Energy Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), by its duly authorized officer, does hereby certify:

The Certificate of Incorporation of the Corporation is hereby amended as follows:

Article IV.1 of the Certificate of Incorporation is hereby amended and restated as follows:

“1. Authorized Stock. The total number of shares of stock which the Company shall have authority to issue is 22,000,000, consisting of 12,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Certificate of Amendment to the Certificate of Incorporation of the Company, each twelve and one-half (12.5) shares of Common Stock either issued and outstanding or held by the Company in its treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares shall be entitled to the rounding up of the fractional share to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

This amendment to the Company’s Certificate of Incorporation shall be effective at 11:59 p.m. Eastern time, on July 31, 2020.

The forgoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of a majority of each class of outstanding stock of the corporation entitled to vote thereon.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer this 21st day of July, 2020.

HOUSTON AMERICAN ENERGY CORP.

By:	/s / James Schoonover
James Schoonover, President